Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 16, 2009, relating to the consolidated financial statements of Bank of Marin Bancorp and subsidiary as of December 31, 2008, and 2007, and for each of the years in the three year period ended December 31, 2008, and in our same report, with respect to the effectiveness of internal control over financial reporting  of Bank of Marin Bancorp and subsidiary as of December 31, 2008, included in its Annual Report on Form 10-K for the year ended December 31, 2008 in the Prospectus constituting part of this Post-Effective Amendment No. 1 of the Registration Statement on Form S-3 (No. 333-156782) for the registration of 154,242 shares of common stock.  We also consent to the references to our Firm under the heading “Experts” in the Prospectus.

/s/ Moss Adams LLP

Stockton, California
April 28, 2009